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                                                               Exhibit (a) (19)


[Wallace News Release Letterhead]


FOR IMMEDIATE RELEASE


          WALLACE ANNOUNCES EXPIRATION OF HART-SCOTT-RODINO WAITING
                  PERIODS ON GRAPHIC INDUSTRIES ACQUISITION


Lisle, Ill., Thursday, October 30, 1997 - Wallace Computer Services, Inc. (NYSE:WCS) today announced that all applicable waiting periods under Hart-Scott-Rodino with respect to its acquisition of Graphic Industries, Inc. (NYSE:GII) have expired.

     The scheduled expiration date of Wallace's tender offer for Graphic Industries shares is midnight, New York City time on October 31, 1997.

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